Exhibit 10.2

TERMINATION AND MUTUAL RELEASE AGREEMENT

This Termination and Mutual Release Agreement (this “Agreement”) is made as of February 26, 2026 (the “Effective Date”), by and among Medera Inc., a Cayman Islands exempted company (the “Company”) and Keen Vision Acquisition Corporation, a British Virgin Islands business company limited by shares (“Parent”). Parent and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement (defined below).

WHEREAS, the Company and Parent entered into that certain Merger Agreement dated as of September 3, 2024 (the “Merger Agreement”);

WHEREAS, in connection with the Merger Agreement, certain shareholders of the Company entered into a shareholder support agreement dated as of September 3, 2024 (the “Company Support Agreement”) and certain shareholders of Parent entered into a support agreement dated as of September 3, 2024 (the “Sponsor Support Agreement”);

WHEREAS, Section 11.1(d) of the Merger Agreement provides that the Merger Agreement may be terminated at any time by mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors;

WHEREAS, the Company and Parent have mutually agreed to terminate the Merger Agreement and the Ancillary Agreements in effect as of the Effective Date, including without limitation, the Company Support Agreement, the Sponsor Support Agreement, as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Termination of Merger Agreement. The Company and Parent hereby mutually consent to, and acknowledge and agree that, as of the Effective Date, the Merger Agreement and the transactions contemplated thereby are hereby terminated, without the need for further action of any Person, and are of no further force or effect, and none of the Parties thereto, nor any of their respective Representatives (as defined below), will have any further rights or obligations thereunder, or any continuing liability to any other Party thereto. Each Party hereby waives any rights it may have in law, admiralty, or equity and/or pursuant to any agreement by and between any of the Parties, as applicable, that in any way conflict with or otherwise prohibit or restrict the termination contemplated by this Agreement, including, without limitation, any notice requirements. As used in this Agreement, “Representatives” means a Person’s present or former, direct and indirect, Affiliates, successors, assigns, equityholders, members, or partners, and each of their respective present or former managers, directors, officers, employees, attorneys, accountants, consultants, representatives and agents.

2.	Release.

(a)	Each Party, on behalf of itself and its Representatives (collectively, the “Releasors”), does hereby forever release, remise, discharge, waive, and acquit the other Parties and their respective Representatives (collectively, the “Releasees”) from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature related to, arising out of, or in connection with the Merger Agreement or any Ancillary Agreement, including, without limitation, the Company Support Agreement and the Sponsor Support Agreement, related to the subject matter of such agreements, but excluding this Agreement, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, will, or may have against any of such Releasees from the beginning of time through the Effective Date and going forward for all time, for, upon, or by reason of any matter, cause, or thing related to, arising out of, or in connection with the Merger Agreement or any Ancillary Agreement, including, without limitation, the Company Support Agreement and the Sponsor Support Agreement, related to the subject matter of such agreements, but excluding this Agreement.

(b)	Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 2, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Releasor’s decision to enter into it and grant the release contained in this Section 2. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 2, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given in this Agreement is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

(c)	Each Releasor (i) knows of no Claims against any one or more of the Releasees that are not covered by the release contained in this Section 2, and (ii) has neither assigned nor transferred any of the Claims released by this Agreement to any Person or entity, and no Person or entity has subrogated to or has any interest or rights in any Claims.

(d)	Each Releasor agrees that the release contained in this Section 2 will be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof, and further hereby expressly waives any and all rights provided in California Civil Code Section 1542, or any similar provision, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

3.	Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that:

(a)	It has the full right, power and authority to enter into this Agreement and to perform and otherwise carry out its obligations hereunder.

(b)	The execution and delivery of this Agreement by such Party, has been duly authorized pursuant to applicable Law and by all necessary corporate or company, as applicable, action on the part of such Party.

(c)	This Agreement (assuming due authorization, execution and delivery by each other Party) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(d)	It has had the opportunity to consult and has consulted with legal counsel of its choice in connection with the negotiation and drafting and prior to the execution of this Agreement.

(e)	The consideration provided by each Party pursuant to this Agreement is both adequate and sufficient to make the respective agreements and obligations in this Agreement, including, without limitation, the releases set forth in Section 2, final and binding upon the Parties.

4.	Further Assurances. Each Party will execute and deliver such documents and take such action, as may reasonably be necessary to effectuate the matters contemplated by this Agreement.

5.	Survival of Confidentiality Agreement; Publicity; Non-Disparagement.

(a)	Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Confidentiality Agreement will survive and remain in full force and effect in accordance with its terms.

(b)	Except as required by Law or applicable stock exchange rules, the Parties agree that neither they nor their Representatives will issue any press release or make any other public disclosure concerning the transactions contemplated under the Merger Agreement, the Ancillary Agreements or this Agreement without the prior approval of the other Party. If a Party is required to make such a disclosure as required by Law or applicable stock exchange rules, the Party making such determination will, if practicable in circumstances, use commercially reasonable efforts to allow the other Party reasonable time to comment on such disclosure in advance of its issuance.

(c)	Each Party will, and will cause each of their Representatives to, refrain from Disparaging (as defined below) the other Party or their Representatives, either orally or in writing. The foregoing will not be violated by truthful statements in response to any Action. As used in this Agreement, the term “Disparaging” means any untrue remarks, or any comments or statements, whether written or oral, in any forum or media, that impugn or impair, or were made with intent to impugn or impair, the character, integrity, goodwill or business reputation of the Person being disparaged, or who is otherwise the subject of such remarks, comments or statements.

6.	Miscellaneous.

(a)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes (except as expressly set forth in this Agreement) all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)	Except for the rights of the Releasees as provided in Section 2 (which Persons are intended third party beneficiaries of this Agreement), neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

(c)	Incorporation by Reference to Merger Agreement. Sections 12.2 (Notices), 12.3 (Amendments; No Waivers; Remedies), 12.4 (Arm’s Length Bargaining; No Presumption Against Drafting); 12.7 (No Assignment or Delegation), 12.8 (Governing Law), 12.9 (Counterparts; Electronic Signatures), 12.11 (Severability), 12.16 (Waiver of Jury Trial), 12.17 (Submission to Jurisdiction), 12.18 (Attorneys’ Fees) and 12.19 (Remedies) of the Merger Agreement are incorporated in this Agreement by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

PARENT

KEEN VISION ACQUISITION CORPORATION

By:	/s/ Kenneth KC Wong
Name:	Kenneth KC Wong
Title:	Chief Executive Officer

COMPANY

MEDERA INC.

By:	/s/ Ronald A Li
Name:	Ronald A Li
Title:	Chief Executive Officer

[Signature Page to Termination and Release Agreement]

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